UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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OMNOVA Solutions Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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OMNOVA SOLUTIONS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of OMNOVA Solutions Inc.:	February 10, 2006 Fairlawn, Ohio
      The Annual Meeting of Shareholders of OMNOVA Solutions Inc. (OMNOVA Solutions or the Company) will be held at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, Ohio, on March 23, 2006 at 9:00 a.m. to consider and vote on the following:

1.	Election of the following individuals to serve as directors for a term of three years, ending in the year 2009: Kevin M. McMullen and R. Byron Pipes;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2006; and

3.	Any other business properly brought before the meeting.
      The shareholders of record at the close of business on January 30, 2006 will be entitled to vote at the meeting.

Kristine C. Syrvalin
Secretary

Whether you own one share or hundreds of shares, YOUR VOTE IS IMPORTANT. Regardless of whether you expect to attend the meeting in person, you are urged to vote your shares by promptly marking, signing, dating and returning the enclosed proxy in the envelope provided.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS
NOMINEES FOR ELECTION
BOARD OF DIRECTORS MEETINGS AND COMMITTEES
CORPORATE GOVERNANCE
COMPENSATION OF DIRECTORS
MANAGEMENT OWNERSHIP OF SHARES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SUMMARY COMPENSATION TABLE
LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR
PENSION BENEFITS
OTHER COMPENSATION ARRANGEMENTS
COMPENSATION OF EXECUTIVE OFFICERS
Compensation and Corporate Governance Committee Function
Compensation Committee Interlocks and Insider Participation
Report of the Compensation and Corporate Governance Committee on Executive Compensation
Compensation of the Chief Executive Officer
PERFORMANCE GRAPH
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
AUDIT COMMITTEE REPORT
PROPOSAL 2:
RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER INFORMATION

OMNOVA SOLUTIONS INC.

PROXY STATEMENT
QUESTIONS & ANSWERS
What is the purpose of this Proxy Statement?
      This Proxy Statement is being mailed to shareholders beginning on or about February 10, 2006 in connection with the Company’s solicitation of proxies for the Annual Meeting of Shareholders to be held on March 23, 2006 at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, Ohio.
Who can vote?
      Record holders of OMNOVA Solutions Inc. common stock at the close of business on January 30, 2006 are entitled to vote at the meeting. Shareholders are entitled to one vote for each full share held on the January 30, 2006 record date. On that date, there were 41,320,518 shares outstanding.
How do I vote?
      You can vote your shares by marking, signing, dating and returning the accompanying proxy card to the Company’s transfer agent, The Bank of New York, in the envelope provided. If you properly complete the accompanying proxy card, and return it in the envelope provided, it will be voted in accordance with your instructions.
      Any shares held for the account of a shareholder participating in the OMNOVA Solutions dividend reinvestment program for which a completed proxy is returned will be voted in accordance with the shareholder’s instructions.
      Any shares held for the account of a participant in the OMNOVA Solutions Stock Fund of the Company’s retirement savings plan will be voted by the Trustee for the plan in accordance with the confidential voting instructions provided by the participant on a completed proxy returned to The Bank of New York. If a participant does not return a completed proxy, the participant’s shares will be voted by the Trustee in accordance with instructions provided by the Benefits Management Committee for the plan.
      Registered shareholders and beneficial owners of shares held in street name may also vote in person at the meeting. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, written ballots will be available for any shareholder that wishes to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a legal proxy from the institution that holds their shares.
May I change my vote?
      Your proxy may be revoked at any time before it is voted. You may change your vote after you send in your proxy card by:

•	Sending a written notice addressed to the Secretary of the Company and received prior to the Annual Meeting, stating that you want to revoke your proxy.

•	Submitting another proxy that is received by the Company prior to the Annual Meeting that has a later date than the previously submitted proxy and that is properly signed.

•	Attending the Annual Meeting and voting in person. The mere presence of a shareholder at the meeting will not automatically revoke any proxy previously given.
Who is soliciting proxies?
      The enclosed proxy is being solicited by the Board of Directors of the Company, and the Company will pay the cost of the solicitation.
      The Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $8,500 plus reimbursement of normal expenses. Solicitations may be made by personal interview, mail, telephone, telegram, facsimile, electronic mail and other electronic means. It is anticipated that the solicitations will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The Company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.
      In addition, certain officers and other employees of the Company may, by telephone, letter, personal interview, facsimile, electronic mail, telegram or other electronic means, request the return of proxies.
When are shareholder proposals due for the next Annual Meeting?
      Shareholders who want to have their proposals considered for inclusion in the Company’s proxy materials for the 2007 Annual Meeting of Shareholders must submit their proposals to the Company no later than October 13, 2006. The Company’s Compensation and Corporate Governance Committee will consider shareholder suggestions for nominees for election to the Company’s Board if such suggestions are in writing, accompanied by the written consent of each such nominee, mailed to the Compensation and Corporate Governance Committee, OMNOVA Solutions, Attention: Secretary, and received by the Secretary no later than December 12, 2006. Notice of any other proposal that a shareholder wants to have considered at the 2007 Annual Meeting must be provided to the Company no later than December 12, 2006 and in accordance with the requirements set forth in the Company’s Code of Regulations.
      The Company’s Code of Regulations includes additional requirements for all shareholder proposals. All proposals for inclusion in the Company’s proxy materials, notices of proposals, suggestions for nominees for election to the Company’s Board of Directors and requests for copies of the Company’s charter documents should be sent to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333.

PROPOSAL 1:
ELECTION OF DIRECTORS
      Nominees for election this year are Kevin M. McMullen and R. Byron Pipes. Each of the nominees currently serves as a director and has agreed to stand for re-election. Biographical information on each of the nominees is set forth on the following page.
      If any of the nominees is unable to stand for election, the Board of Directors may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than two nominees. The two nominees receiving the greatest number of votes will be elected.
      A quorum, consisting of a majority of the voting power of the Company, whether in person or by proxy, is required to conduct the business of the Annual Meeting. Proxies containing abstentions and non-votes are counted as present for purposes of determining whether a quorum is present at the meeting.
      Directors are elected by a plurality of the votes cast (i.e., the nominees receiving the greatest number of votes will be elected). Each shareholder is entitled to vote his or her shares for two nominees. He or she may not, however, cumulate his or her shares in voting for director nominees, as explained on page 30 of this Proxy Statement under the caption “Other Information — Cumulative Voting.” What this means is that a shareholder who owns 100 shares of OMNOVA common stock may vote 100 shares for each of two nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, nor vote for more than two nominees.
      Votes cast for a nominee will be counted in favor of election. Withheld votes and broker non-votes will not count either in favor of or against election of a nominee. It is the intention of the persons appointed as proxies in the accompanying proxy card, unless authorization to do so is withheld, to vote for the election of the Board’s nominees.
      Your Board of Directors recommends a vote FOR these nominees. Shares represented by proxy will be voted FOR the nominees unless you specify otherwise on your proxy card.
BOARD OF DIRECTORS
      The Company’s Code of Regulations provides that the number of directors of the Company will not be less than seven nor more than seventeen. Currently, there are eight directors.
      Set forth on the following pages is biographical information on the nominees for election and the other continuing directors with unexpired terms of office. All information is given as of January 30, 2006, unless otherwise indicated.

NOMINEES FOR ELECTION
To Serve a Three-Year Term Expiring in 2009

Kevin M. McMullen
Term:	Expires in 2006; Director since March 2000

Recent Business Experience:	Mr. McMullen has been Chairman of the Board, Chief Executive Officer and President of the Company since February 2001. Prior to that, Mr. McMullen served as Chief Executive Officer and President of the Company from December 2000 and as a Director from March 2000. From January 2000 to December 2000, Mr. McMullen served as President and Chief Operating Officer of the Company, and from September 1999 to January 2000, Mr. McMullen served as Vice President of the Company and President, Decorative & Building Products. Previously, Mr. McMullen was Vice President of GenCorp Inc. and President of GenCorp’s Decorative & Building Products business unit from September 1996 until the spin-off of OMNOVA Solutions in October 1999. Prior to that, Mr. McMullen was General Manager of General Electric Corporation’s Commercial & Industrial Lighting business from 1993 to 1996 and General Manager of General Electric Lighting’s Business Development and Strategic Planning activities from 1991 to 1993. Mr. McMullen was a management consultant with McKinsey & Co. from 1985 to 1991.

Other Directorships:	STERIS Corporation, Mentor, Ohio.

Committees:	Chairman of the Executive Committee of the OMNOVA Solutions Board.

Age:	45

R. Byron Pipes
Term:	Expires in 2006; Director since October 1999

Recent Business Experience:	Dr. Pipes has been the John L. Bray Distinguished Professor of Engineering at Purdue University, West Lafayette, Indiana, since September 2004. Prior to that, Dr. Pipes was the Goodyear Professor of Polymer Engineering at the University of Akron, Akron, Ohio, from December 2001 to August 2004. Previously, Dr. Pipes served as a Distinguished Visiting Scientist at the College of William and Mary, Williamsburg, Virginia from 1998 to 2001; Seventeenth President of Rensselaer Polytechnic Institute, Troy, New York from 1993 to 1998; and Provost of the University of Delaware from 1991 to 1993 and Dean of the College of Engineering from 1985 to 1993.

Committees:	Member of the Compensation and Corporate Governance and the Executive Committees of the OMNOVA Solutions Board.

Age:	64

CONTINUING DIRECTORS

Edward P. Campbell

Term:	Expires in 2008; Director since October 1999

Recent Business Experience:	Mr. Campbell has been Chairman of the Board of Directors of Nordson Corporation, Westlake, Ohio (an international manufacturer of industrial application equipment) since March 2004 and Chief Executive Officer and a Director of Nordson Corporation since 1997.

Other Directorships:	Nordson Corporation, Westlake, Ohio and KeyCorp, Cleveland, Ohio.

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	56

David A. Daberko

Term:	Expires in 2008; Director since November 1999

Recent Business Experience:	Mr. Daberko has been Chairman and Chief Executive Officer of National City Corporation, Cleveland, Ohio (a diversified financial services company) since 1995. Previously, Mr. Daberko served as President and Chief Operating Officer of National City Corporation from 1993 to 1995 and Deputy Chairman of National City Corporation and President, National City Bank, Cleveland, from 1987 to 1993.

Other Directorships:	National City Corporation, Cleveland, Ohio and The Marathon Oil Company, Houston, Texas.

Committees:	Chairman of the Compensation and Corporate Governance Committee and member of the Executive Committee of the OMNOVA Solutions Board.

Age:	60

David J. D’Antoni

Term:	Expires in 2007; Director since November 2003

Recent Business Experience:	In September 2004, Mr. D’Antoni retired from his positions as Senior Vice President and Group Operating Officer of Ashland Inc. (a chemical, energy and transportation construction company), positions which he had held since 1988 and 1999, respectively. Mr. D’Antoni also previously served as President of APAC, Inc. and as President of Ashland Chemical Company.

Other Directorships:	State Auto Financial Corporation, Columbus, Ohio and Compass Minerals International, Inc., Overland Park, Kansas.

Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.

Age:	61

Diane E. McGarry

Term:	Expires in 2007; Director since October 1999

Recent Business Experience:	In January 2005, Ms. McGarry retired from her position as Chief Marketing Officer, Xerox Corporation, Stamford, Connecticut (a manufacturer of copiers and electronic office equipment), a position she held since October 2001. Previously, she was President, North American General Markets Operations of Xerox since January 2000; Senior Vice President, Eastern Operations, North American Solutions Group of Xerox Corporation, Rochester, New York from January 1999 to January 2000; Vice President/ General Manager, Color Solutions Business Unit of Xerox from March 1998 to January 1999; and Chairman, President and Chief Executive Officer of Xerox Canada Inc., North York, Ontario, Canada, from 1993 to March 1998.

Other Directorships:	Maple Leaf Foods, Toronto, Ontario, Canada.

Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.

Age:	56

Steven W. Percy

Term:	Expires in 2007; Director since October 1999

Recent Business Experience:	Mr. Percy was Senior Vice President — Refining, Marketing & Transportation of Phillips Petroleum, Bartlesville, Oklahoma (a petroleum extraction, refining and distribution company) from June 2000 to March 2001. Previously, Mr. Percy served as Chairman and Chief Executive Officer of BP America, Inc., from 1996 to March 1999, and as Executive Vice President of BP America and President of BP Oil in the United States from 1992 to 1996.

Other Directorships:	Non-Executive Chairman of Wavefront Energy and Environmental Services, Inc., Edmonton, Alberta, Canada.

Committees:	Chairman of the Audit Committee of the OMNOVA Solutions Board.

Age:	59

William R. Seelbach

Term:	Expires in 2008; Director since April 2002

Recent Business Experience:	Mr. Seelbach has been the President and CEO of the Ohio Aerospace Institute (an organization that brings together collaborators from industry, universities, and federal laboratories to work together to build Ohio’s aerospace economy) since April 2003. Previously, he was President of Brush Engineered Materials, Inc., Cleveland, Ohio (a manufacturer of high performance engineered materials) from 2001 to May 2002. Prior to that, he served as President, Brush Wellman Inc. from 2000 to 2001 and as President, Alloy Products division of Brush Wellman from 1998 to 2000. From 1987 to 1998, Mr. Seelbach was Chairman and Chief Executive Officer of Inverness Partners, a limited liability company engaged in acquiring and operating Midwestern manufacturing companies.

Other Directorships:	Corrpro Companies, Inc., Medina, Ohio.

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	57

BOARD OF DIRECTORS MEETINGS AND COMMITTEES
Meetings of the Board
      The Company’s Board of Directors held six meetings during the 2005 fiscal year. Each director attended 75 percent or more of the total number of Board meetings and meetings of committees on which he or she served during the 2005 fiscal year. Each director is expected to attend the Annual Meeting of Shareholders. In 2005, all of the Company’s directors attended the Annual Meeting of Shareholders.
      The Board of Directors currently has three standing committees: the Audit Committee, the Compensation and Corporate Governance Committee and the Executive Committee.
Audit Committee
      Members of the Audit Committee are: Steven W. Percy, Chairman, David J. D’Antoni and Diane E. McGarry. Each member of the Audit Committee has been determined by the Board of Directors to be financially literate and independent as defined by the New York Stock Exchange’s listing standards. The Board of Directors has determined that Mr. Percy meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission and, accordingly, has designated him as such.
      The Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of the Company’s independent registered public accounting firm (including resolution of disagreements between management and the Company’s independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and other non-audit engagements.

      In performing its responsibilities the Committee will, among other things:

•	review and discuss the independent registered public accounting firm’s quality control;

•	review and discuss the independence of the independent registered public accounting firm;

•	review and discuss the audit plan and the conduct of the audit;

•	review and discuss the financial statements and disclosures;

•	review and discuss earnings press releases;

•	review and discuss internal audit plans and reports;

•	review and discuss the systems of internal controls;

•	review and discuss audit results;

•	discuss risk management policies;

•	obtain reports regarding conformity with legal requirements and the Company’s code of business conduct and ethics; and

•	review and discuss material contingent liabilities.
      The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. The Audit Committee charter is available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.
      The Audit Committee met eight times during fiscal year 2005. The Audit Committee Report is set forth beginning on page 27 of this Proxy Statement.
Compensation and Corporate Governance Committee
      Members of the Compensation and Corporate Governance Committee are: David A. Daberko, Chairman, Edward P. Campbell, R. Byron Pipes and William R. Seelbach, each of whom has been determined to be independent as defined by the New York Stock Exchange’s listing standards. The Committee has adopted a written charter, which is available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.
      The Compensation and Corporate Governance Committee’s responsibilities include:

•	establishing executive compensation policies and programs;

•	reviewing and approving executive officer compensation;

•	making recommendations to the Board with respect to all executive incentive compensation plans and equity-based compensation plans;

•	administering compensation plans;

•	making recommendations to the Board concerning the appointment and removal of officers of the Company;

•	reviewing and approving employment agreements and severance or retention plans or agreements applicable to any executive officer;

•	overseeing the Company’s employee benefit, savings and retirement plans;

•	periodically reviewing director compensation in relation to other comparable companies;

•	developing and recommending to the Board, Corporate Governance Guidelines and, annually thereafter, reviewing the guidelines to determine whether they are being effectively adhered to and implemented;

•	assisting in succession planning;

•	reviewing possible conflicts of interest of Board members and executive officers; and

•	overseeing the Board’s annual evaluation process.
      The Compensation and Corporate Governance Committee also serves as the nominating committee for the Board of Directors. In its capacity as the nominating committee, members of the Compensation and Corporate Governance Committee, among other things, establish and periodically review the criteria for Board membership, identify new director candidates, evaluate incumbent directors and make recommendations to the Board regarding the appropriate size of the Board and the appointment of members to the Board’s committees. The Committee may occasionally retain a third-party search firm to assist it in identifying potential new director candidates.
      The Committee will consider shareholder’s suggestions for nominees for election to the Company’s Board of Directors in 2007 if any such suggestion is made in writing, includes biographical data and a description of such nominee’s qualifications and is accompanied by the written consent of such nominee. Any such suggestion for nominees must be mailed to the Compensation and Corporate Governance Committee, OMNOVA Solutions, Attention: Secretary, and received by the Secretary no later than December 12, 2006. Nominees for election to the Board of Directors should at a minimum satisfy the following criteria:

•	possess the integrity and mature judgment essential to effective decision making;

•	have the ability and willingness to commit necessary time and energy to prepare for, attend and participate in meetings of the Board and one or more of its standing Committees and not have other directorships, trusteeships or outside involvements which would materially interfere with responsibilities as a director of the Company;

•	have the willingness and availability to serve at least one term;

•	have the willingness and ability to represent the interests of all shareholders of the Company rather than any special interest or constituency while keeping in perspective the interests of the Company’s employees, customers, local communities and the public in general;

•	have background and experience that complement the background and experience of other Board members;

•	be a shareholder or willing to become a shareholder of the Company;

•	be free from interests that are or would present the appearance of being adverse to, or in conflict with, the interests of the Company; and

•	have a proven record of competence and accomplishment through demonstrated leadership in business, education, government service, finance or the sciences, including director, CEO or senior management experience; academic experience; scientific experience; financial and accounting experience; or other relevant experiences which will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality.
      These criteria have been established by the Compensation and Corporate Governance Committee as criteria that any director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board of Directors that is suggested by a shareholder (in compliance with the procedures described above) will be evaluated by the Compensation and Corporate Governance Committee in the same manner that any other nominee for election to the Board (other than directors standing for re-election) is evaluated. The evaluation process will include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board and the Chairman of the Compensation and Corporate Governance Committee, and a thorough review by the full Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria that are set forth in the Corporate Governance Guidelines. Finally, if the Committee determines that a candidate should be nominated for election to the Board of Directors, the Committee presents its findings and recommendation to the full Board of Directors for approval.
      The Compensation and Corporate Governance Committee met five times during fiscal year 2005. The report of the Compensation and Corporate Governance Committee is set forth beginning on page 21 of this Proxy Statement.
Executive Committee
      During the intervals between meetings of the Board of Directors, the Executive Committee, unless restricted by resolution of the Board, may exercise, under the control and direction of the Board, all of the powers of the Board of Directors in the management and control of the business of the Company. The Executive Committee did not meet during fiscal year 2005. Members of the Executive Committee are: Kevin M. McMullen, Chairman, David A. Daberko and R. Byron Pipes.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
      The Board of Directors has adopted the OMNOVA Solutions Inc. Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective and responsive governance. These guidelines will be reviewed annually by the Compensation and Corporate Governance Committee to determine whether the guidelines are being effectively adhered to and implemented. The guidelines may be revised from time to time in response to regulatory requirements or best practices that develop. The OMNOVA Solutions Corporate Governance Guidelines are available on our website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.
Code of Ethics
      Each of our officers, employees and directors are required to comply with the OMNOVA Solutions Business Conduct Policies, a code of business conduct and ethics adopted by the Company. It is the objective of the Company that our business is conducted in accordance with the highest standards of personal and professional ethics. The OMNOVA Solutions Business Conduct Policies set forth policies covering a broad range of subjects, including sales practices, conflicts of interest, insider trading, financial reporting, harassment and confidential information, and require strict adherence to laws and regulations applicable to OMNOVA’s business. The OMNOVA Solutions Business Conduct Policies are available on our website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.
Executive Sessions
      The non-management directors meet in executive session without members of management present at least two times each year. The Chairman of the Compensation and Corporate Governance Committee presides at these executive sessions.

Communicating with the Board of Directors
      Shareholders who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to the Secretary of the Company at 175 Ghent Road, Fairlawn, Ohio 44333. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication”. All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.
Director Independence
      OMNOVA’s Corporate Governance Guidelines require that a majority of directors meet the criteria for independence set forth in the listing standards of the New York Stock Exchange. The listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with OMNOVA other than as a director. As permitted by the listing standards, the Board of Directors has adopted categorical standards to assist it in determining whether its members have such a material relationship with the Company. These standards provide that the following relationships are deemed to be immaterial and would not, in and of themselves, impair a director’s independence:

•	a director is an executive officer or employee, or an immediate family member of a director is an executive officer, of a company that makes payments to, or receives payments from OMNOVA or any of its subsidiaries, for property or services in an amount which in any single fiscal year of the Company does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•	a director serves as an executive officer of a charitable organization and OMNOVA’s charitable contributions to that organization (excluding the amount of any matching contributions under the Company’s matching gifts program) in any fiscal year of the Company are not more than the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.
      The Board has reviewed the independence of its members considering these standards and any other commercial, banking, consulting, legal, accounting and familial relationships between the directors and OMNOVA and has determined that none of the seven nonemployee directors has a material relationship with the Company and that each such director is independent in accordance with the listing standards of the New York Stock Exchange.
COMPENSATION OF DIRECTORS
      Directors who are also employees of the Company are not compensated separately for serving on the Board and are not paid a retainer or additional compensation for attendance at Board or committee meetings.
      Effective January 1, 2006, each nonemployee director receives a retainer of $47,000 per year, $35,000 of which is payable in cash and the remaining $12,000 of which is paid in restricted shares of OMNOVA common stock. A nonemployee director who serves as chairman of a committee of the Board receives an additional fee of $5,000 per year in consideration of such service.
      The number of restricted shares of OMNOVA common stock awarded to each director is determined by dividing $12,000 by the closing price per share of OMNOVA common stock on the New York Stock Exchange on the date of the Company’s Annual Meeting of Shareholders. These restricted shares will vest on the third anniversary of the grant date and are awarded under the OMNOVA Solutions Amended and Restated 1999 Equity and Performance Incentive Plan. Dividends, if any, on restricted shares are automatically reinvested through the Company’s dividend reinvestment program unless a director chooses otherwise. All shares may be voted, but ownership may not be transferred until service on the OMNOVA Solutions Board terminates. Unvested shares will be forfeited in the event of a voluntary resignation or refusal to stand for reelection, but vesting will be accelerated in the event of death, disability or retirement or upon the occurrence of a change in control of the Company.
      Nonemployee directors may elect to defer all or a percentage of their cash retainer and any committee chairman’s fees. The deferred compensation plan is unfunded. Amounts deferred at the election of the director are credited with phantom shares in the OMNOVA Solutions Stock Fund, an S&P 500 index fund or a cash deposit program, as selected by the director. Deferred amounts and earnings are payable in cash in either a lump sum or installments as elected by the director commencing, at the director’s election, (i) 30 days after termination of his service as a director, (ii) on a fixed future date specified by the director at the time of his deferral election or (iii) upon the director’s attainment of a certain age specified by him at the time of his deferral election.
      In February 2000, the Board of Directors discontinued availability of the Retirement Plan for Nonemployee Directors to any subsequently elected directors. Pursuant to this plan, each nonemployee director who terminated his or her service on the Board after at least sixty months of service (including service on the Board of Directors of GenCorp Inc., prior to the spin-off of OMNOVA Solutions in October 1999) would receive an annual retirement benefit equal to the retainer in effect on the date the director’s service terminated until the number of monthly payments made equaled the lesser of (a) the individual’s months of applicable service as a director or (b) 120 monthly payments. In the event of death prior to payment of the applicable number of installments, the aggregate amount of unpaid monthly installments would be paid, in a lump sum, to the retired director’s surviving spouse or other designated beneficiary, if any, or to the retired director’s estate. In February 2000, nonemployee directors were given a one-time choice of (i) continuing with the then-current compensation package consisting of participation in the retirement plan and an annual restricted stock grant or (ii) freezing their participation in the retirement plan but discontinuing participation going forward and receiving a discretionary annual option grant. Of the seven current nonemployee directors, two elected to continue their participation in the Retirement Plan for Nonemployee Directors and three elected to freeze their participation in the plan. Two nonemployee directors joined the Board after February 2000 and, therefore, never participated in the Retirement Plan for Nonemployee Directors. For those nonemployee directors who elected to freeze their participation in the retirement plan, their benefits were fully vested as of February 2, 2000, at which time they ceased to accrue additional benefits. Because the compensation arrangements that take effect January 1, 2006 provide for a significant stock-based compensation component for all directors, the Board of Directors determined that effective December 31, 2005, participation for the remaining two nonemployee directors will freeze and there will be no further accruals of benefits for any director under the Retirement Plan for Nonemployee Directors.
      Under the Board’s retirement policy, a director will not be nominated for reelection to the Board following his or her seventieth birthday.

MANAGEMENT OWNERSHIP OF SHARES
      The following table lists share ownership of the Company’s common stock by directors and executive officers of the Company as of January 27, 2006. Unless otherwise indicated, share ownership is direct.

	Number of Shares of		Percent of Outstanding
	Common Stock		Shares of Common
Name	Beneficially Owned(1)		Stock(2)

Edward P. Campbell	7,767		*
David A. Daberko	14,263	(3)	*
David J. D’Antoni	6,125	(3)	*
Diane E. McGarry	14,343	(3)	*
Steven W. Percy	13,595	(3)	*
R. Byron Pipes	3,567		*
William R. Seelbach	7,500	(3)	*
Kevin M. McMullen	1,214,394	(3), (4)	2.9%
Michael E. Hicks	277,387	(3), (4)	*
James J. Hohman	241,071	(3), (4)	*
James C. LeMay	218,699	(3), (4)	*
Douglas E. Wenger	86,533	(3), (4)	*
Directors and Officers as a group	2,359,987	(3), (4)	5.7%

*	Less than 1%.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.

(2)	Calculated using 41,320,518 shares as the number of outstanding shares.

(3)	Includes shares subject to stock options which may be exercised within 60 days of January 27, 2006 as follows: Mr. Daberko, 9,375 shares; Mr. D’Antoni, 3,125 shares; Ms. McGarry, 12,500 shares; Mr. Percy, 12,500 shares; Mr. Seelbach, 7,500 shares; Mr. McMullen, 1,134,117 shares; Mr. Hicks, 216,191 shares; Mr. Hohman, 185,926 shares; Mr. LeMay, 167,924 shares; Mr. Wenger, 62,000 shares; and all directors and executive officers as a group, 1,994,166 shares.

(4)	Includes the approximate number of shares credited to the individual’s account as of January 27, 2006 under the OMNOVA Solutions Retirement Savings Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      To the knowledge of the Company, except as set forth below, no person beneficially owned more than five percent of the 41,320,518 shares of the Company’s common stock outstanding as of January 30, 2006. The information set forth in the following table was derived from reports filed with the Securities and Exchange Commission by the beneficial owners on the dates indicated in the footnotes below.

	Number of Shares of		Percent of
	Common Stock		Outstanding Shares
Name	Beneficially Owned		of Common Stock

The Baupost Group, L.L.C.	8,100,000	(1)	19.6%
10 St. James Avenue Suite 2000 Boston, MA 02116

Gabelli Asset Management Inc., et al	4,634,340	(2)	11.2%
One Corporate Center Rye, NY 10580

Putnam Investment Management, LLC	4,001,960	(3)	9.7%
One Post Office Square Boston, MA 02109

FMR Corp.	2,753,580	(4)	6.7%
82 Devonshire Street Boston, MA 02109

OMNOVA Solutions Retirement Savings Plan	2,140,126	(5)	5.2%
175 Ghent Road Fairlawn, Ohio 44333

(1)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 14, 2005, The Baupost Group, L.L.C. reported that, as of September 30, 2005, it had sole voting and dispositive power over 8,100,000 shares.

(2)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 14, 2005, Gabelli Asset Management Inc., et al, reported that, as of September 30, 2005, Gabelli Funds, LLC had sole investment discretion and voting power over 1,232,000 shares, and GAMCO Investors Inc. shared with certain affiliated entities investment discretion over 3,402,340 shares, with respect to which GAMCO Investors Inc. held sole voting power over 3,276,340 shares, shared voting power over 6,000 shares and held no voting power over 120,000 shares.

(3)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 15, 2005, Putnam, LLC reported that, as of September 30, 2005, it shared investment discretion with its affiliate, The Putnam Advisory Company, LLC, over 1,210,860 shares, of which Putnam, LLC had sole voting power over 687,140 shares and no voting power over 523,720 shares; and that it shared investment discretion with its affiliate, Putnam Investment Management, LLC, over 2,791,100 shares, over which Putnam, LLC had no voting power.

(4)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 15, 2005, FMR Corp. reported that, as of September 30, 2005, it shared investment discretion with its affiliated entities, Fidelity Management & Research Company and FMR Co., Inc., over 2,533,580 shares, over which it holds no voting power; and that it shared investment discretion with its affiliated entity, Fidelity Management Trust Company, over 220,000 shares, with respect to which it holds sole voting power.

(5)	National City Bank, 1900 East Ninth Street, Cleveland, OH 44101 serves as Trustee of the OMNOVA Solutions Retirement Savings Plan. National City reports that, as of December 31, 2005, the Plan held 2,140,126 shares. National City disclaims beneficial ownership of these shares as it does not retain discretionary authority to buy, sell or vote the shares.

SUMMARY COMPENSATION TABLE
      The following table sets forth compensation information for fiscal year 2005 for the Chief Executive Officer of the Company and each of the Company’s four most highly compensated executive officers who were serving in such capacities at the end of fiscal 2005.

		Annual
		Compensation		Long Term Compensation

				Awards		Payouts

				Restricted	Securities
				Stock	Underlying	LTIP	All Other
		Salary(1)	Bonus	Awards(2)	Options/SARs	Payouts	Compensation(3)
Name	Year	($)	($)	($)	(#)	($)	($)

Kevin M. McMullen	2005	610,000	953,125	143,040	—	159,834	116,342
Chairman, Chief Executive	2004	568,000	—	120,549	50,000	—	26,452
Officer and President	2003	568,000	—	—	240,000	—	12,862

Michael E. Hicks	2005	280,100	350,125	64,908	—	44,851	47,656
Senior Vice President and	2004	266,800	—	53,419	—	—	5,660
Chief Financial Officer; Treasurer	2003	251,700	—	—	45,000	—	1,043

James J. Hohman	2005	273,000	341,250	63,255	—	42,677	43,889
Vice President; President,	2004	239,295	—	47,914	—	—	6,635
Performance Chemicals	2003	225,750	—	—	45,000	—	1,174

James C. LeMay	2005	241,700	302,125	57,084	—	38,923	42,291
Senior Vice President,	2004	234,635	—	48,115	—	—	6,240
Business Development;	2003	226,700	—	—	45,000	—	943
General Counsel

Douglas E. Wenger	2005	216,400	270,500	51,122	—	34,851	38,442
Senior Vice President and	2004	210,120	—	43,294	—	—	6,281
Chief Information Officer	2003	204,000	—	—	25,000	—	93

(1)	Salary reported for each year reflects the salary in effect for each of the named executive officers on November 30th, the last day of the Company’s fiscal year. Actual salary earned during the years reported may be less due to the timing of salary increases, if any, in a particular year and the Company’s pay cycles.

(2)	The values reported in the Summary Compensation Table for restricted stock awards in 2005 were calculated by multiplying the number of shares awarded by $5.51, the closing price per share of OMNOVA Common Stock on the New York Stock Exchange on July 12, 2005, the date of grant. On that date, the named executive officers were granted restricted shares of OMNOVA Common Stock in the following amounts: Mr. McMullen — 25,960 shares; Mr. Hicks — 11,780 shares; Mr. Hohman — 11,480 shares; Mr. LeMay — 10,360 shares; and Mr. Wenger — 9,278 shares. These restricted shares vest in two installments, with restrictions on one-half of the shares lapsing on July 12, 2006 and restrictions on the remainder of the shares lapsing on July 12, 2007.

The values reported in the Summary Compensation Table for restricted stock awards in 2004 were calculated by multiplying the number of shares awarded by $5.90, the closing price per share of OMNOVA Common Stock on the New York Stock Exchange on July 9, 2004, the date of grant. On that date, the named executive officers were granted restricted shares of OMNOVA Common Stock in the following amounts: Mr. McMullen — 20,432 shares; Mr. Hicks — 9,054 shares; Mr. Hohman — 8,121 shares; Mr. LeMay — 8,155 shares; and Mr. Wenger — 7,338 shares. These restricted shares vest in two installments, with restrictions on one-half of the shares lapsing on July 9, 2005 and restrictions on the remainder of the shares lapsing on July 9, 2006.

The agreements pursuant to which these restricted shares were awarded provide that, during the restriction period, the executive shall have the right to vote the shares and to receive all dividends and other distributions, if any, paid with respect to the shares.

The total number of restricted shares of OMNOVA Common Stock held by each of the named executive officers and their respective values at November 30, 2005, based on the closing price per share of OMNOVA Common Stock on the New York Stock Exchange on that date of $4.70 were: Mr. McMullen — 36,176 shares with an aggregate value of $170,027; Mr. Hicks — 16,307 shares with an aggregate value of $76,643; Mr. Hohman — 15,541 shares with an aggregate value of $73,043; Mr. LeMay — 14,438 shares with an aggregate value of $67,859; and Mr. Wenger — 12,947 shares with an aggregate value of $60,851.

(3)	Includes amounts paid pursuant to Retention Agreements entered into with each of the Company’s executive officers on April 1, 2005. The Retention Agreements provided for a retention payment to each executive of an amount equal to 15% of his base salary. The Retention Agreements further provide that if the executive should voluntarily retire or resign his employment with the Company, or if such executive’s employment should be terminated by the Company for cause, in either case on or before April 1, 2006, then the executive would be required to repay to the Company the full amount of the retention payment (net of taxes withheld). Amounts paid pursuant to the Retention Agreements were: Mr. McMullen, $85,200; Mr. Hicks, $38,888; Mr. Hohman, $34,878; Mr. LeMay, $34,600; and Mr. Wenger, $31,059.

Also includes Company contributions to the executive’s account in the OMNOVA Solutions Retirement Savings Plan (which provides that the Company will match 50% of up to 6% of contributions to the plan by eligible employees) and, where applicable, the amount credited to the executive’s account in the OMNOVA Solutions Benefits Restoration Plan, a nonfunded plan which restores to the individual’s account amounts otherwise excluded due to limitations imposed by the Internal Revenue Code on contributions and includable compensation under qualified plans. Amounts contributed or credited during fiscal 2005 were: Mr. McMullen, $20,194; Mr. Hicks, $8,678; Mr. Hohman, $8,753; Mr. LeMay, $7,601; and Mr. Wenger, $7,293.

Also includes income imputed to the executives for company paid life insurance as follows: Mr. McMullen, $11,038; Mr. Hicks, $90; Mr. Hohman, $258; Mr. LeMay, $90; and Mr. Wenger, $90.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/ SAR VALUES

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options/SARs at		In-the-Money Options/SARs at
	Fiscal Year End (#)(1)		Fiscal Year End ($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Kevin M. McMullen	1,074,117	85,000	99,000	33,000

Michael E. Hicks	204,941	11,250	18,563	6,188

James J. Hohman	174,676	11,250	18,563	6,188

James C. LeMay	156,674	11,250	18,563	6,188

Douglas E. Wenger	55,750	11,250	10,313	3,438

(1)	No SARs have been issued under the OMNOVA Solutions Amended and Restated 1999 Equity and Performance Incentive Plan. No stock options were exercised by the executive officers listed in the table during fiscal 2005.
LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts
			Under Non-Stock Price-Based Plans(2), (3)
	Number of Shares,	Performance or Other
	Units or Other	Period Until	Threshold	Target	Maximum
Name	Rights	Maturation or Payout	($)	($)	($)

Kevin M. McMullen	(1)	2 years	234,469	468,938	937,875
Michael E. Hicks	(1)	2 years	63,023	126,045	252,090
James J. Hohman	(1)	2 years	61,425	122,850	245,700
James C. LeMay	(1)	2 years	54,383	108,765	217,530
Douglas E. Wenger	(1)	2 years	48,690	97,380	194,760

(1)	Indicates awards under the OMNOVA Solutions Long-Term Incentive Program which provides participants the opportunity for a payout at the end of the performance period if specified performance goals are achieved. In January 2005, the Compensation and Corporate Governance Committee of the Board of Directors approved a long-term incentive program for the 2005-2006 performance period, pursuant to which key employees designated by the Committee would be eligible to receive incentive payments equal to certain specified percentages of average annual compensation (salary and bonus paid under the Company’s Executive Incentive Compensation Program) upon attainment of specified threshold, target or maximum levels of cumulative earnings per share targets (performance goals) over the two-year 2005-2006 performance period.

(2)	Percentages of average annual compensation payable to participants upon attainment of performance goals for the 2005-2006 performance period are as follows:

	Threshold	Target	Maximum

Chairman and Chief Executive Officer	15%	30%	60%
All other Participants	10%	20%	40%

(3)	For purposes of the table above, estimated future payouts for the 2005-2006 performance period were calculated on the basis of the participant’s 2005 fiscal year salary and bonus shown in the Summary Compensation Table on page 15.

PENSION BENEFITS
      The OMNOVA Solutions Consolidated Pension Plan includes several formulas for the determination of benefits and requires that the formula providing the highest benefit be utilized to determine an individual employee’s actual benefit. Benefits for Messrs. McMullen, Hicks, Hohman, LeMay and Wenger have been determined pursuant to a formula which utilizes average compensation for the highest 60 consecutive months of service (average compensation) prior to December 1, 2004 and a career average formula for service from December 1, 2004 to normal retirement. The Company’s pension plan provides credit for years of service with GenCorp. Estimated benefits are shown below because the required calculations do not lend themselves to a typical pension plan table where benefits can be determined by the reader solely upon the basis of years of service and final compensation.

	Approximate
	Years of Credited	Estimated Annual
	Service at Normal	Benefits Payable at
Name	Retirement	Normal Retirement(1)

Kevin M. McMullen	29	$354,155
Michael E. Hicks	45	$237,440
James J. Hohman	17	$86,817
James C. LeMay	31	$141,668
Douglas E. Wenger	20	$100,475

(1)	Retirement benefits shown in the table for Messrs. McMullen, Hicks, Hohman, LeMay and Wenger were calculated pursuant to the terms of the OMNOVA Solutions Consolidated Pension Plan. There is no offset for Social Security payments.

The benefits shown for Messrs. McMullen, Hicks, Hohman, LeMay and Wenger are estimated and have not been adjusted for any survivor option. Each estimated benefit is based upon the assumption that the executive will remain an employee until age 65 at a rate of compensation equivalent to that in effect on December 1, 2005 and that the pension plan under which the estimated benefit is calculated will remain unchanged.

Benefits for Messrs. McMullen, Hicks, Hohman, LeMay and Wenger have been determined by a formula which provides for a benefit (A) for years of service prior to December 1, 2005 of (i) 1.125% of average compensation up to the average Social Security wage base (ASSWB) plus 1.5% of average compensation in excess of the ASSWB multiplied by the total of such years of service up to 35 years and (ii) 1.5% of average compensation multiplied by the total years of service in excess of 35 years, and (B) for each year of service after December 1, 2005 (i) prior to attainment of 35 years of service, 1.625% of annual compensation up to the ASSWB plus 2.0% of annual compensation in excess of the ASSWB, and (ii) after attainment of 35 years of service, 2.0% of annual compensation.

The benefits shown in the table have not been reduced to reflect the limitation on includable compensation or the overall benefit limitation imposed on pension plans qualified under Section 401(a) of the Internal Revenue Code since the amount of any of those reductions will be restored to the individual pursuant to the terms of the OMNOVA Solutions Benefits Restoration Plan, a nonfunded plan with benefits payable out of the general assets of OMNOVA Solutions.

OTHER COMPENSATION ARRANGEMENTS
      In December 2000, the Board of Directors approved the terms of an employment agreement with Kevin M. McMullen regarding his service as Chief Executive Officer and Chairman, providing for (i) 2001 base annual salary in the amount of $550,000; (ii) maximum annual incentive opportunity equal to 125% of base salary; (iii) maximum long-term incentive opportunity equal to 60% of average annual compensation during each performance period; (iv) options for 200,000 shares of OMNOVA stock upon his election as Chief Executive Officer and options for 150,000 shares as an annual grant for the 2001 fiscal year; (v) country club membership; (vi) financial planning; (vii) participation in the Company’s executive physical program; and (viii) company-paid supplemental life insurance in the amount of $4,000,000. The employment agreement also provides that, in the event the Company terminates Mr. McMullen’s employment other than for cause prior to age 65 or if Mr. McMullen elects to terminate his employment due to the Board’s decision to remove him as Chairman or Chief Executive Officer, he will be entitled to (a) termination pay in an amount equal to two times the sum of (1) base annual salary and (2) the higher of his base annual salary or the highest year-end bonus which he received in the previous three fiscal years; and (b) accelerated vesting of all unvested stock options and continued exercisability of all options for the remainder of their respective 10-year terms.
      In July 2000, the Compensation and Corporate Governance Committee (formerly the Organization & Compensation Committee) of the Board of Directors adopted the Executive Separation Policy which provides for (i) salary continuation for 12 months after the date of termination; (ii) payment of a lump sum bonus equal to the prior year’s bonus paid, reduced to reflect the percentage of the fiscal year not completed at the time of termination; (iii) medical, dental and life insurance benefit continuation for 12 months at the same levels elected prior to termination; and (iv) outplacement assistance for a period not to exceed 12 months, to eligible officers of OMNOVA (other than Mr. McMullen whose employment agreement is described above) in the case of involuntary termination of the officer’s employment, other than in the event of a change in control or termination for cause. There are currently five elected executive officers eligible for the benefits set forth in the Executive Separation Policy. The Company’s other executive officers are eligible for similar severance benefits pursuant to the terms of their offers of employment.
      The Company has also entered into change of control agreements with the Company’s six elected executive officers. The change of control agreements provide for a severance payment in an amount equal to the officer’s base salary plus bonus (as defined in the agreements) multiplied by a factor of three if within three years after a change-in-control (as such term is defined in the agreements), the officer’s employment is terminated (i) by the Company for any reason other than death, disability or cause, or (ii) by the officer following the occurrence of one or more adverse events enumerated in the agreement. The agreements provide for payment of performance awards under the Long-Term Incentive Program, continuation of health and life benefits for 36 months, vesting of accrued retirement benefits, payment of the amount required to cover excise taxes, if any, financial counseling, outplacement and accounting fees and costs of legal representation if required to enforce the agreement. Mr. McMullen’s agreement includes a requirement that any amount which may become payable under the severance agreement be offset by any amount which may be paid under the individual executive’s employment agreement as a result of termination of employment due to a change-in-control. Mr. McMullen’s agreement also provides that (i) for purposes of calculating the severance payment, bonus is defined as no less than 100% of base salary in effect at the time a change-in-control occurs, and (ii) he may terminate his employment for any reason, or without reason, during the 30-day period immediately following the date six months after the occurrence of a change-in-control, with the right to severance compensation under his agreement. The change of control agreements renew annually unless terminated pursuant to their provisions.
      On April 1, 2005, the Company entered into a Retention Agreement with each of its executive officers, including the named executive officers. The Retention Agreements provided for an immediate payment equal to 15% of the executive officer’s then current base salary, provided that if the executive should voluntarily retire or resign his employment with the Company, or if such executive’s employment should be terminated by the Company for cause, in either case on or before April 1, 2006, then the executive would be required to repay to the Company the full amount of the retention payment (net of taxes withheld).
COMPENSATION OF EXECUTIVE OFFICERS
Compensation and Corporate Governance Committee Function
      The Compensation and Corporate Governance Committee reviews and approves the total compensation of the Chairman of the Board and Chief Executive Officer. In addition, the Committee, with the counsel of the Chief Executive Officer, considers and establishes base pay and incentive bonuses for the other executive officers of the Company elected by the Board. The Committee also administers the Company’s long-term incentive program.
Compensation Committee Interlocks and Insider Participation
      The Committee is composed entirely of independent directors, as defined by the New York Stock Exchange’s listing standards. Current members of the Committee include David A. Daberko, Chairman, Edward P. Campbell, R. Byron Pipes and William R. Seelbach.

Report of the Compensation and Corporate Governance Committee
on Executive Compensation

Executive Compensation Philosophy
      The Committee desires to provide an executive compensation program that allows for the effective recruitment, retention and motivation of highly qualified individuals who are key to the Company’s current and future success. The Company’s executive compensation program is designed to:

•	create and reinforce alignment among the Company’s vision, strategies, goals and priorities;

•	promote the interests of OMNOVA Solutions’ shareholders;

•	differentiate compensation based on individual responsibilities and performance as well as an individual’s effectiveness in achieving results in a team environment;

•	properly balance the focus on both short and long-term Company performance;

•	allow the Company to respond to changes in compensation for similar positions in the competitive marketplace; and

•	administer the fiscal resources of the organization in a manner designed to achieve the Committee’s executive compensation philosophy and objectives.
      In the application of this philosophy, the Committee recognizes the need to attract and retain individuals who, by their actions, will add to shareholder value and will become personally accountable for the overall success of the Company.

Annual Review
      The Committee regularly reviews the Company’s executive compensation program to ensure that each component and the overall package are competitive. The Committee looks beyond competitive data, however, in its deliberations on compensation for executive officers and places great weight on individual job performance. Each year, Mr. McMullen evaluates the performance of each executive officer, including the named executive officers, and presents to the Committee his evaluation of each officer, including contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following Mr. McMullen’s presentation and discussion of the competitive market, the Committee considers total compensation for each executive officer.

Executive Compensation Structure
      Executive compensation at OMNOVA Solutions consists of four components — base pay, an annual incentive bonus, stock options or restricted stock, and an opportunity to participate in the Long-Term Incentive Program. Each of these components is intended to meet a different objective. They are combined to focus the individual executive on high levels of sustained performance directed at key organizational objectives. A degree of risk/reward potential has been built into the compensation program to motivate executives to achieve superior results.
      Compensation levels for executives vary depending on the scope of their individual responsibilities, as well as on the degree of individual performance and achievement.

Annual Compensation
      Annual compensation consists of two components: base pay and incentive bonus. Each year the Committee reviews historical information and analyses of current executive compensation trends and practices. Information for these analyses is derived from several national and regional executive compensation surveys.

      The data selected from these surveys is representative of organizations which are similar to the Company in sales volume. The 50th percentile of compensation survey data is used as a reference point in combination with actual performance in establishing competitive compensation levels within the Company.
      Base Pay. The Committee reviews executives’ base salaries annually. The level of base pay for each executive is established relative to the 50th percentile of competitive pay levels for comparable positions at similar organizations, with consideration given to Mr. McMullen’s performance evaluations and recommendations. These factors are incorporated into a determination regarding the level at which to set, and the amount by which to change, an executive’s base pay. No specific weighting is applied to these factors. Rather, the collective judgment of the Committee members is utilized in establishing the appropriate level of base pay for the following year. Base pay for each of the named executive officers is set forth in the Summary Compensation Table on page 15 of this Proxy Statement.
      Annual Incentive Bonuses. The primary purpose of the Company’s Executive Incentive Compensation Program has been to reward employees for achievement of specific Company and individual performance objectives. Incentive bonus amounts are intended to vary in a consistent and predictable manner with the financial and operational performance of the Company and its various business units, as well as with the performance of the individual employee. Participating in the incentive compensation program are those employees in positions which have significant scope, authority and impact on the Company’s performance.
      Financial performance objectives for the Company and each business unit are derived from the annual operating plan (AOP). The Committee approves these objectives at the beginning of each fiscal year.
      Each participating employee has a maximum incentive opportunity expressed as a percentage of annual base pay. The level of this incentive opportunity has been set after a review of prevailing incentive opportunities for similar positions at similar organizations. These opportunities vary depending on the anticipated potential contribution for a particular position.
      Performance objectives are established for each participant based on their position and responsibilities. In fiscal 2005, primary corporate measures under the Executive Incentive Compensation Program included earnings per share and cash flow, while segment and division measures included segment or division operating profit and segment or division cash flow. Other measures applicable to certain participants included, as appropriate, product line operating profit, inventory turns, productivity, safety, quality and customer metrics. Each of these measures was weighted and totaled 100% of the incentive opportunity. In any given year, the primary measures and weightings may be adjusted to allow management flexibility in focusing the employee on critical achievement areas.
      Actual incentive bonus awards are calculated and approved by the Committee at the end of the fiscal year based on an evaluation of financial and other performance against the established objectives. Using this calculation as a starting point, the Company’s executive officers will then evaluate each participating employee for performance and award a bonus commensurate with the Company’s and individual’s performance. With respect to the Company’s executive officers, Mr. McMullen recommends to the Committee a bonus for each executive commensurate with the Company’s performance and his evaluation of the individual executive’s performance. The Committee approves the incentive bonus awarded to each of the Company’s executive officers, including the named executive officers.
      For 2005, in addition to threshold, target and maximum goals, the Committee also approved a special “upside” opportunity allowing for a maximum bonus opportunity of 125% of the participant’s ordinary maximum opportunity if certain “stretch” goals were achieved. This special “upside” opportunity was approved as an incentive for dramatic improvement in financial performance considering the Company’s performance in recent years. In 2005, the “stretch” goals approved for the “upside” opportunity were achieved and exceeded for Corporate participants and Performance Chemicals participants, which includes all of the named executive officers. Accordingly, these participants were eligible for bonus awards equal to 125% of their maximum annual bonus opportunity.

Long-Term Incentive Program
      The Long-Term Incentive Program has limited executive participation that includes the named executive officers listed in the Summary Compensation Table on page 15 of this Proxy Statement. The purpose of the program is to retain and to motivate executives to achieve sustained improvement in specified performance measures over a multi-year period. The Committee sets specific threshold, target and maximum achievement levels for each multi-year performance period after reviewing the strategic business plans of the Company.
      A payout was earned under the 2004-2005 Long Term Incentive Program pursuant to a retention feature approved at the time the program was approved in March 2004. This retention feature was built into the program in response to the Committee’s concerns regarding retention of the Company’s executive team and in recognition of the fact that none of the Company’s long-term incentive programs had yet yielded a payout. The retention feature provided for a minimum payout at the threshold level if the participant continued employment with the Company through the performance period and at the date of payout. Accordingly, the Committee has approved a cash payout under the 2004-2005 Long Term Incentive Program in an amount equal to the threshold levels for the program of 15% of average annual compensation (base and bonus) over the two year performance period for Mr. McMullen and 10% of average annual compensation over the two year performance period for all other participating executive officers. With respect to the named executive officers, this payout is reflected in the LTIP Payout column of the Summary Compensation Table on page 15 of this Proxy Statement.
      In January 2005, the Committee approved a new two-year long-term incentive program for the 2005-2006 performance period. The performance measure for this program was defined as cumulative earnings per share over the two-year cycle. Potential earnings for the 2005-2006 performance period for the executives listed in the Summary Compensation Table on page 15 range from 10% to 60% of average annual cash compensation. The net value (after tax withholding) of any performance awards earned by participants may be paid in cash or in shares of OMNOVA common stock. Additional data concerning the Long-Term Incentive Program and the percentages of compensation payable upon attainment of performance goals can be found in the footnotes to the Long-Term Incentive Plans — Awards in Last Fiscal Year table on page 17 of this Proxy Statement.

Stock Options and Restricted Stock Grants
      The Company’s philosophy is to consider the interests of shareholders in the payment of executive compensation, and specifically, to link the interests of executives to the interests of shareholders. Equity based plans such as stock options and restricted stock help accomplish this goal and are an important component of overall compensation. In fiscal 2005, the Company granted restricted stock to executive officers, including the named executive officers, and certain other employees in positions that have the ability to significantly impact the Company’s performance, in an effort to retain talent critical to the Company’s success while at the same time providing compensation that would align the executives’ interests with the interests of the Company’s shareholders.
      In January 2005, the Committee awarded restricted stock to approximately 82 employees considered key to the Company’s future success, but not including the Company’s executive officers. The size of the restricted stock grants awarded to these employees was determined by, first, deciding on a standard ratio of restricted shares to stock options. This ratio was then applied to the stock option award granted to these employees in a typical year to arrive at a normal restricted stock award for each eligible employee. Finally, individual awards were evaluated and, where deemed appropriate, adjusted upwards or downwards based on factors such as the nature of the employee’s position, individual retention concerns and individual performance.
      In connection with the Committee’s review of the total compensation of each executive officer in July 2005, the Committee awarded restricted stock to the Company’s executive officers, including the named executive officers. The size of these awards was determined by calculating 20% of the 2005 salary approved for each executive officer and converting that to an equivalent number of shares of OMNOVA common stock.

Other Compensation and Benefits
      Executive officers are eligible to participate in medical, dental, life and benefit programs generally available to salaried employees, including the OMNOVA Solutions Retirement Savings Plan and the OMNOVA Solutions Consolidated Pension Plan. Executive officers also have the opportunity to participate in the OMNOVA Solutions Benefits Restoration Plan, which restores the pension and retirement savings plan benefits which would otherwise be lost as a result of Internal Revenue Code limitations on contributions to, and payment of benefits from, tax qualified pension and retirement savings plans, and the executive physical program and to receive reimbursement for certain financial counseling expenses. Certain executive officers also receive reimbursement of country club dues.
      On April 1, 2005, the Company entered into a Retention Agreement with each of its executive officers, including the named executive officers. The Committee approved these agreements in recognition of the unprecedented challenges in markets and economic conditions that the Company had faced over the past several years and the corresponding need for the continuing commitment and undivided attention of each executive officer to management of the Company. The Retention Agreements provided for an immediate payment equal to 15% of the executive officer’s then current base salary, provided that if the executive should voluntarily retire or resign his employment with the Company, or if such executive’s employment should be terminated by the Company for cause, in either case on or before April 1, 2006, then the executive would be required to repay to the Company the full amount of the retention payment (net of taxes withheld). Payments pursuant to these Retention Agreements are reflected in the Summary Compensation Table on page 15 of this Proxy Statement.
Compensation of the Chief Executive Officer
      In March 2005, the Committee reviewed Mr. McMullen’s base salary as compared to competitive market data for CEO’s of similarly sized companies and in light of the fact that he had not received a salary increase since May 2002. The Committee considered the Company’s performance, as well as its evaluation of Mr. McMullen’s individual performance since May 1, 2002, including recent performance trends and expectations. Based on this review and evaluation, the Committee determined that Mr. McMullen’s salary should be increased from $568,000 to $588,000 per year.
      In July 2005, in connection with the Committee’s annual compensation review process, the Committee evaluated Mr. McMullen’s total compensation package, including salary, bonus opportunity, long-term incentive opportunity, accumulated realized and unrealized stock option gains, and the value to Mr. McMullen and the cost to the Company of all perquisites. In considering Mr. McMullen’s total compensation, the Committee considered the aggregate amount and mix of all components of his compensation. In reviewing Mr. McMullen’s base salary, the Committee considered Mr. McMullen’s base salary as compared to competitive market data for CEO’s of similarly sized companies and the targeted merit increases for all employees of 3%. Based on this review and evaluation, the Committee determined that Mr. McMullen’s salary should be increased to $610,000, an increase of approximately 3.7%, effective August 8, 2005. The Committee also determined to grant Mr. McMullen a restricted stock award of 25,960 restricted shares of OMNOVA Common

Stock. Additional information regarding the restricted stock awarded to Mr. McMullen is set forth on page 15 of this Proxy Statement.
      Mr. McMullen was also a participant in the 2005 OMNOVA Executive Incentive Compensation Program. As CEO, Mr. McMullen’s maximum bonus opportunity is 125% of base salary. As discussed above, the Committee approved a special “upside” opportunity for 2005 of 125% of each participant’s maximum bonus opportunity. For Mr. McMullen, this amounted to a maximum bonus opportunity of approximately 156% of base salary for 2005. Because the goals established for Corporate participants for the special “upside” opportunity were achieved, the starting point for calculating Mr. McMullen’s bonus under the 2005 Executive Incentive Compensation Program was approximately 156% of base salary. The Committee then further considered its evaluation of Mr. McMullen’s individual performance and his contribution to the dramatic improvement in the Company’s performance in 2005, in particular considering the Company’s improvement with respect to operating profit, debt reduction, cost containment and leverage ratio, as well as the fact that no bonus had been awarded under the Executive Incentive Compensation Program since 2001. Based on this evaluation, the Committee awarded Mr. McMullen an annual bonus under the 2005 Executive Incentive Compensation Program of $953,125.
      Mr. McMullen is also a participant in the Company’s Long-Term Incentive Program. As described above, a cash payout was earned pursuant to a retention feature of the 2004-2005 Long-Term Incentive Program. This retention feature provided for a minimum payout to Mr. McMullen of 15% of average annual compensation (base plus bonus) over the two year performance period if he continued to be employed by the Company through the performance period and at the date of payout. Accordingly, the Committee approved a cash payout to Mr. McMullen of $159,834 under the 2004-2005 Long Term Incentive Program.
      If the performance targets for the 2005-2006 Long Term Incentive Program are met, Mr. McMullen will be eligible to receive a payout of 15% if threshold performance is achieved, 30% if target performance is achieved, and 60% if maximum performance is achieved. There is no retention feature included in the 2005-2006 Long Term Incentive Program.
      Finally, as described above, on April 1, 2005, in recognition of the unprecedented challenges faced by the Company in recent years and the need for the continuing commitment and undivided attention of the Company’s executive team to management of the Company’s recovery, the Committee approved Retention Agreements with each of its executive officers, including Mr. McMullen. Pursuant to Mr. McMullen’s agreement, he was issued a payment of $85,200 in April 2005. The agreement further provides that if Mr. McMullen should voluntarily retire or resign his employment with the Company, or if his employment should be terminated by the Company for cause, in either case on or before April 1, 2006, then Mr. McMullen would be required to repay to the Company the full amount of the retention payment (net of taxes withheld).
      The Committee believes that Mr. McMullen’s total compensation, in the aggregate, is market competitive and reasonable.

By:	The Compensation and Corporate Governance Committee of the Board of Directors David A. Daberko, Chairman Edward P. Campbell R. Byron Pipes William R. Seelbach

PERFORMANCE GRAPH
      The following graph compares the cumulative total shareholder return, assuming reinvestment of dividends, of the Company’s common stock over the past five fiscal years with the cumulative total return, assuming reinvestment of dividends, of Standard & Poor’s 500 Composite Stock Price Index and the Standard & Poor’s Industrial Index over that same period of time.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG OMNOVA SOLUTIONS INC., THE S&P 500 INDEX
AND THE S&P INDUSTRIALS INDEX

*	$100 invested on 11/30/00 in stock or index, including reinvestment of dividends. Fiscal year ending November 30.
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
      Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated under it require that certain officers, directors and beneficial owners of the Company’s equity securities file various reports of transactions effected in OMNOVA Solutions common stock with the Securities and Exchange Commission. The Company has procedures in place to assist these persons in preparing and filing these reports on a timely basis. To the best of the Company’s knowledge, all required reports were filed timely, other than one transaction which was reported late on behalf of Kristine C. Syrvalin.

AUDIT COMMITTEE REPORT
      No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year. The Company’s independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company’s annual financial statements and the Company’s internal control over financial reporting, expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and expressing an opinion on management’s assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal control over financial reporting, based on its audits.
      The Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and representatives of the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
      In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also reviewed and discussed with representatives of the Company’s independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communications with Audit Committees, as amended by SAS No. 90, Audit Committee Communications, and as currently in effect. The Committee has received from the independent registered public accounting firm the written disclosures regarding their independence required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with representatives of the Company’s independent registered public accounting firm the firm’s independence from management and the Company. Finally, the Committee has received written confirmations with respect to non-audit services performed by the independent registered public accounting firm and has considered whether such non-audit services are compatible with maintaining the firm’s independence.
      In addition, the Committee discussed with management their assessment of the effectiveness of the Company’s internal controls over financial reporting, and discussed with representatives of the Company’s independent registered public accounting firm their opinion as to management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and their opinion as to the effectiveness of the Company’s internal controls over financial reporting. Finally, the Committee discussed with representatives of the Company’s independent registered public accounting firm any significant deficiencies in the Company’s internal controls over financial reporting identified as a result of the firm’s audit of the Company’s internal controls.

      Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2005 for filing with the Securities and Exchange Commission. The Committee has also appointed the Company’s independent registered public accounting firm for the 2006 fiscal year, subject to shareholder approval.

By:	The Audit Committee of the Board of Directors
Steven W. Percy, Chairman
David J. D’Antoni
Diane E. McGarry
PROPOSAL 2:
RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Services of Independent Registered Public Accounting Firm for 2005
      Ernst & Young LLP served as OMNOVA’s independent registered public accounting firm for fiscal year 2005. Aggregate fees for professional services rendered to OMNOVA by Ernst & Young for the fiscal years ended November 30, 2004 and 2005 were as follows:

	Fiscal Year Ended	Fiscal Year Ended
	November 30, 2004	November 30, 2005

Audit Fees	$1,482,000	$1,473,209
Audit Related Fees	$48,750	$45,617
Tax Fees	$108,269	$58,458
All Other Fees	—	—
Total	$1,639,019	$1,577,284
      Audit Fees include the aggregate fees billed for professional services rendered by Ernst & Young for the audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q, and for the audit of the Company’s internal control over financial reporting. This category may also include services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, attest services, consents and assistance with and review of documents filed with the Commission.
      Audit Related Fees include the aggregate fees billed for services by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, including pension audits and accounting consultations.
      Tax Fees include $102,269 and $58,458 in fees billed for professional services rendered by Ernst & Young for tax compliance in 2004 and 2005, respectively; and $6,000 and $0 in fees billed for professional services rendered by Ernst & Young for tax advice and tax planning services provided for the Company and its subsidiaries in 2004 and 2005, respectively.
Audit Committee Pre-Approval Policies and Procedures
      The Audit Committee annually approves the scope and fees payable for the year end audit, statutory audits and employee benefit plan audits to be performed by the independent registered public accounting firm for the next fiscal year. Management also defines and presents to the Audit Committee specific projects and categories of service, together with the corresponding fee estimates, for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and, if acceptable, pre-approves the engagement of the independent registered public accounting firm for these specific projects and categories of service on a fiscal year basis. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee has delegated to its Chairman the authority to pre-approve the engagement of the independent registered public accounting firm for audit and permitted non-audit services in an aggregate amount of $50,000, provided that the Chairman reports to the Committee at each regularly scheduled meeting the nature and amount of any audit and non-audit services that he has approved pursuant to the delegation of authority. All other services for which the Company desires to engage the independent registered public accounting firm are approved by the Committee in advance of such engagement.
      All services provided by Ernst & Young have been approved in accordance with the foregoing policies and procedures.
Appointment of Independent Registered Public Accounting Firm for 2006
      Subject to ratification by the shareholders at the March 23, 2006 Annual Meeting, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for the fiscal year ending November 30, 2006.
      Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires that a majority of the votes cast, whether in person or by proxy, be cast in favor of the proposal. Abstentions and broker non-votes are counted in determining the votes present at a meeting for purposes of establishing a quorum; however, abstentions and broker non-votes are not considered votes cast and will not count either in favor of or against the proposal.
      If the Committee’s appointment is not ratified, or if Ernst & Young LLP declines to act or becomes incapable of action, or if their appointment is discontinued, the Committee will appoint another independent registered public accounting firm whose continued appointment after the next annual meeting of shareholders will be subject to ratification by the shareholders.
      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to any shareholder questions. They will have an opportunity to make a statement at the meeting if they desire to do so.
      Your Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Shares represented by proxy will be voted FOR this proposal, unless you specify a different choice on the accompanying proxy card.

OTHER INFORMATION
Cumulative Voting
      The Company has no provision for cumulative voting in the election of directors. Holders of OMNOVA Solutions common stock are therefore entitled to cast one vote for each share held on the January 30, 2006 record date for each nominee for director.
Other Business
      The Company did not receive notice by December 17, 2005 of any shareholder proposals that are to be presented for a vote at the meeting. Therefore, no shareholder proposals will be voted upon at the meeting and if any other matter requiring a vote properly comes before the meeting, the persons named on the accompanying proxy card will vote your shares on that matter in their discretion.
      YOUR VOTE IS IMPORTANT. Regardless of whether you expect to attend the meeting in person, you are urged to vote your shares by promptly marking, signing, dating and returning the enclosed proxy in the envelope provided.

Kristine C. Syrvalin
Secretary

☐	▼ DETACH PROXY CARD HERE ▼

Please specify choices, sign, date and return in the enclosed postage paid envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS TO A THREE-YEAR TERM EXPIRING AT THE 2009 ANNUAL MEETING.

	FOR ALL	☐	WITHHOLD FOR ALL	☐	*EXCEPTIONS	☐
Nominees: Kevin M. McMullen and R. Byron Pipes.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).
*Exceptions

		FOR	AGAINST	ABSTAIN

2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED NOVEMBER 30, 2006.	☐	☐	☐

3.	Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournments thereof.

	To change your address, please mark this box.		☐

	To include any comments, please mark this box.		☐

S C A N L I N E

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

Date Share Owner sign here	Co-Owner sign here

February 10, 2006
Dear Shareholder:
Enclosed are OMNOVA Solutions’ 2005 Annual Report and 2006 Proxy Statement.
OMNOVA Solutions posted strong improvement in nearly every financial metric in 2005. We built on the previous year’s solid sales growth, improved profitability and reduced debt significantly. This shows that our actions to streamline costs and processes, introduce value-added products and services, and focus on more attractive markets and geographies have begun to bear fruit. This is especially satisfying given the continued record inflation in the costs of our oil-based raw materials and a slow recovery in certain market segments.
While the significantly improved operating performance did not generate the return to shareholders to which we are committed, we recognize that we must earn shareholder confidence over time with sustained continuous improvement. With our improved balance sheet which offers greater flexibility, the strong progress of our Performance Chemicals segment, and solid profit improvement in Decorative Products, we believe we are positioned to do just that. Our associates are enthusiastically engaged and equipped with a number of exciting new tools that will help us deliver greater shareholder value.
The theme of this year’s Annual Report is “Rethink OMNOVA.” I hope you will take the opportunity to read the highlights presented in this Report, which describe how we are achieving positive change for our shareholders, customers, employees and communities.
The 2006 Annual Meeting will be held on March 23, 2006 at the Hilton Akron/Fairlawn, Ohio. Details are provided in the enclosed Proxy Statement.
Your vote is important to us. Whether or not you plan to attend the Annual Meeting, please take time to complete and return the attached proxy card.
Thank you for your continued support.
Best Regards,

Kevin McMullen

OMNOVA SOLUTIONS INC.
175 GHENT ROAD • FAIRLAWN, OHIO 44333
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints JAMES C.LEMAY, KRISTINE C. SYRVALIN and MICHAEL E. HICKS, and each of them, his proxy, with power of substitution, to vote all shares of Common Stock of OMNOVA Solutions Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. on March 23, 2006 at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, Ohio 44333, and at any adjournments thereof, and appoints the proxyholders to vote as directed below and in accordance with their judgment on matters incident to the conduct of the meeting and any matters of other business referred to in item 3.
     The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted FOR all nominees in item 1, FOR item 2, and in accordance with the proxyholders’ judgment on matters incident to the conduct of the meeting and any matters of other business referred to in item 3. The Board of Directors recommends a vote FOR items 1 and 2.
This card also constitutes your voting instructions for any and all shares held of record by the Bank of New York for your account in the Company’s Dividend Reinvestment Plan and will be considered to be CONFIDENTIAL VOTING INSTRUCTIONS to the Plan Trustee with respect to Shares held for your account under the OMNOVA Solutions Retirement Savings Plan.
OMNOVA SOLUTIONS INC.
P.O. BOX 11104
NEW YORK, N.Y. 10203-0104
(Continued, and to be signed and dated on the other side.)